Exhibit 99.2

Erie Indemnity Takes Action on Dividend, Management Fee Rate
and Line of Credit

Erie, Pa. — December 10, 2009 — At its December 8, 2009, regular meeting the Board of Directors of Erie Indemnity Company (NASDAQ: ERIE) approved increases in shareholders’ dividends and set the management fee rate charged to Erie Insurance Exchange.

The Board increased the regular quarterly cash dividend from $0.45 to $0.48 on each Class A share and from $67.50 to $72.00 on each Class B share. The dividend is payable January 20, 2010, to shareholders of record as of January 5, 2010, with a dividend ex-date of December 31, 2009. This represents a 6.7 percent increase in the payout per share over the current dividend rate. This is the 76th consecutive year Erie Indemnity Company has paid dividends.

The Board also voted to maintain the management fee rate paid Erie Indemnity Company by Erie Insurance Exchange at 25 percent, effective January 1, 2010. The management fee rate was 25 percent for the period January 1 through December 31, 2009. The Board has the authority to change the management fee rate at its discretion; however, the maximum fee rate permissible by the agreement is 25 percent. This action was taken after the Board’s consideration and review of the relative financial positions of Erie Insurance Exchange and Erie Indemnity Company.

In a separate action, the Board voted to not fill a vacancy that currently exists on the Board and to reduce the current size of the Board from 12 to 11 Directors. The vacancy resulted from the death of Director Patricia Garrison-Corbin who passed away on October 17, 2009.

On December 10, 2009, Erie Indemnity Company amended its existing loan documents with PNC Bank, National Association, to renew a $100 million revolving credit facility and extend its term for an additional two years. As amended, the expiration date of the line of credit is extended from December 31, 2009, to December 31, 2011.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 14th largest automobile insurer in the United States based on direct premiums written and the 18th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 4.1 million policies in force and operates in 11 states and the District of Columbia.

Erie Insurance earned J.D. Power and Associates’ award for “Highest in Customer Satisfaction with the Auto Insurance Shopping Experience.” This recognition is based on the results of the 2009 Insurance Shopping Study, which evaluates the experience of customers purchasing a new auto insurance policy. Erie Insurance has also been recognized on the list of Ward’s 50 Group of top performing insurance companies The Ward’s 50 award analyzes the financial performance of 3,000 property and casualty companies and 800 life-health insurance companies and recognizes the top performers for achieving outstanding financial results in safety and consistency over a five-year period (2004-2008).

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These forward-looking statements reflect Erie Indemnity Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. For example, the ability of Erie Indemnity Company to continue to pay a cash dividend, or to pay a cash dividend at the level currently paid, will depend on a number of factors, including but not limited to Erie Indemnity Company maintaining a profitable level of operations. Also, by way of example, the level of the management fee charged to Erie Insurance Exchange will depend on a number of factors, including but not limited to the relative financial condition of Erie Indemnity Company and Erie Insurance Exchange, as stated above. The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com.

CONTACT:
Karen Kraus Phillips, Investor Relations
1-800-458-0811 ext. 4665 or 814/870-4665
karen.krausphillips@erieinsurance.com